EXHIBIT 99.1

HMS REPORTS THIRD QUARTER 2020 FINANCIAL RESULTS

▪3Q'20 Total Revenue of $165.2 Million, (+12.5%) vs. 3Q'19
▪3Q'20 Net income of $18.0 Million vs. $21.1 Million in 3Q'19
▪3Q'20 GAAP EPS (Earnings Per Diluted Share) of $0.20 vs. $0.24 in 3Q'19
▪3Q'20 Adjusted EPS (Earnings Per Diluted Share) of $0.30 vs. $0.25 in 3Q'19 (excluding 3Q'19 Gain on Investment)
▪3Q'20 Adjusted EBITDA of $43.8 Million, (+33.5%) vs. 3Q'19 (excluding 3Q'19 Gain on Investment)

IRVING, Texas – November 6, 2020 – HMS Holdings Corp. (Nasdaq: HMSY) today announced financial results for the third quarter ended September 30, 2020.
“HMS experienced a solid rebound in top-line growth with third quarter revenue increasing 15.8% sequentially from the second quarter and rising 12.5% -- and 5.2% on an organic basis -- when compared with the same quarter last year. This is a testament to our organizational agility and our ability to continue to deliver strong client value to meet the industry's evolving needs,” said Bill Lucia, Chairman and CEO. “Our resilient business has significant financial strength and continues to generate robust cash flows.
“We remain well positioned for strong performance in the fourth quarter and into 2021 as we believe strong cost containment and clinical outcome capabilities should continue to grow in importance both during and after this health crisis. This may be crucial in helping States close budget gaps as they deal with fiscal pressures due to lower revenue and higher Medicaid costs. In addition, we believe increasing Medicaid enrollment and improving healthcare utilization and other trends should be beneficial for the HMS business over the coming months,” Lucia concluded.
Third Quarter
Total revenue in the third quarter of 2020 was $165.2 million, compared to total revenue of $146.8 million in the prior year third quarter (+12.5%). Revenue in the third quarter of 2020 from the Accent business, which was acquired at the end of 2019, was $10.7 million. Organic revenue in the third quarter of 2020, excluding Accent, increased 5.2%.
Coordination of Benefits (COB) revenue was $113.9 million in the third quarter of 2020 compared to $94.6 million in the prior year third quarter (+20.3%). Organic COB revenue, excluding Accent, was $103.1 million (+9.0%).
Payment Integrity (PI) revenue was $38.0 million in the third quarter of 2020, compared to $37.0 million in the prior year third quarter (+2.6%). Population Health Management (PHM) revenue was $13.4 million in the third quarter of 2020, compared to $15.2 million in the prior year third quarter (-11.9%).
Net income in the third quarter of 2020 was $18.0 million, or $0.20 per diluted share, compared to net income of $21.1 million, or $0.24 per diluted share, in the third quarter of 2019. Net income in the third quarter of 2019 included a net benefit of $0.06 per diluted share related to a gain on the sale of an investment (the "3Q 2019 Gain on Investment").
Adjusted EBITDA in the third quarter of 2020 was $43.8 million, compared to $40.5 million in the third quarter of 2019, which included a net benefit of $7.7 million related to the 3Q 2019 Gain on Investment (+8.1%). Excluding the impact of the 3Q 2019 Gain on Investment, adjusted EBITDA in the third quarter of 2020 increased 33.5% compared to the same period in the prior year.

Adjusted EPS in the third quarter of 2020 was $0.30 per diluted share, compared to $0.31 per diluted share in the third quarter of 2019, which included a net benefit of $0.06 per diluted share related to the 3Q 2019 Gain on Investment. Excluding the 3Q 2019 Gain on Investment, adjusted EPS in the third quarter of 2020 was $0.30 per diluted share, compared to $0.25 per diluted share in the prior year period (+20.0%).

Nine Months Ended
Total revenue for the nine months ended September 30, 2020 was $479.3 million, compared to $463.0 million in the prior year period (+3.5%). For the nine months ended September 30, 2019, total revenue included $10.5 million in revenue for the second quarter of 2019 as the Company released its remaining contract-related balance under its original Medicare RAC Contract (the "2Q 2019 Reserve Release"). Revenue in the nine months ended September 30, 2020 from the Accent business was $32.4 million. Excluding the 2Q 2019 Reserve Release and revenue from the Accent business, total revenue decreased 1.2% compared to the prior year period.
COB revenue for the nine months ended September 30, 2020 was $338.7 million, compared to $305.6 million in the prior year period (+10.8%). Organic COB revenue for the nine months ended September 30, 2020, excluding Accent, was $306.2 million (+0.2%).
PI revenue for the nine months ended September 30, 2020 was $101.7 million, compared to $113.9 million in the prior year period (-10.7%). Excluding the 2Q 2019 Reserve Release, total PI revenue for the nine months ended September 30, 2020, decreased 1.6% compared to the prior year period. PHM revenue for the nine months ended September 30, 2020 was $38.9 million, compared to $43.5 million in the prior year period (-10.5%).
Net income for the nine months ended September 30, 2020 was $37.3 million, or $0.42 per diluted share, compared to $69.9 million, or $0.77 per diluted share, in the prior year period. For the nine months ended September 30, 2019, net income included $0.07 per diluted share related to the 2Q 2019 Reserve Release, a net benefit of $0.06 per diluted share related to the 3Q 2019 Gain on Investment, and discrete tax benefits recorded in the first quarter of 2019 totaling $0.07 per diluted share.
Adjusted EBITDA for the nine months ended September 30, 2020 was $118.7 million, compared to $137.3 million in the prior year period (-13.5%), which included a net benefit of $8.2 million related to the 2Q 2019 Reserve Release and $7.7 million related to the 3Q 2019 Gain on Investment. Excluding those benefits, Adjusted EBITDA decreased 2.2% compared to the prior year period.
Adjusted EPS for the nine months ended September 30, 2020 was $0.81 per diluted share. Adjusted EPS was $1.04 per diluted share in the comparable prior year period, including $0.07 per diluted share related to the 2Q 2019 Reserve Release, $0.06 per diluted share related to the 3Q 2019 Gain on Investment and discrete tax benefits recorded in the first quarter of 2019 totaling $0.07 per diluted share. Excluding the 2Q 2019 Reserve Release, the 3Q 2019 Gain on Investment and discrete tax benefit in 2019, adjusted EPS for the first nine months of 2020 was $0.81 per diluted share, compared to $0.84 per diluted share in the prior year period (-3.6%).
Cash Flow and Capital Resources
Net cash provided by operating activities for the nine months ended September 30, 2020 was $93.0 million compared to $112.9 million in the first nine months of 2019. Capital expenditures were $21.2 million for the nine months ended September 30, 2020, compared to $16.6 million in the comparable prior year period.
The Company's balance sheet at September 30, 2020 included $211.0 million of cash and cash equivalents and $240.0 million in outstanding bank debt, compared to cash and cash equivalents of $139.3 million and outstanding bank debt of $240.0 million at December 31, 2019.

Financial Guidance
The Company's full year 2020 financial guidance was unchanged from its previous quarterly earnings release, as follows:

($ in millions)	Reported FY 2019	Adjusted FY 2019		FY 2020 Guidance	Y - Y % Change from Adjusted FY 2019
Total Revenue	$626	$616	(1)	$ 680 - 690	10.5 - 12.1%
Net Income	$87	$69	(2)	$ 66 - 74	(4.3) - 7.2%
Adjusted EBITDA	$180	$164	(3)	$ 177 - 187	7.9 - 14.0%

(1) Reported FY 2019 revenue includes $10.5 million related to the 2Q 2019 Reserve Release". Including the 2Q 2019 Reserve Release", total FY 2020 revenue growth is expected to be 8.6 - 10.2%. Excluding the 2Q 2019 Reserve Release", then total FY 2020 revenue growth is expected to be 10.5 - 12.1%.
(2) Reported FY 2019 net income includes $6.0 million related to the 2Q 2019 Reserve Release", $5.6 million related to the 3Q 2019 Gain on Investment and $6.5 million related to discrete tax benefits. Including the 2Q 2019 Reserve Release", 3Q 2019 Gain on Investment and discrete tax benefits, then FY 2020 net income growth is expected to be (24.1) - (14.9)%. Excluding the 2Q 2019 Reserve Release" and 3Q 2019 Gain on Investment, net income growth is expected to be (4.3) - 7.2%.
(3) Reported 2019 adjusted EBITDA includes $8.2 million related to the 2Q 2019 Reserve Release and $7.7 million related to the 3Q 2019 Gain on Investment. Including the 2Q 2019 Reserve Release" and 3Q 2019 Gain on Investment, adjusted EBITDA growth is expected to be (1.7) - 3.9%.  Excluding the 2Q 2019 Reserve Release" and 3Q 2019 Gain on Investment, then FY 2020 adjusted EBITDA growth is expected to be 7.9 - 14.0%.
Key assumptions underlying the Company's full year 2020 financial guidance include:
•Depreciation and amortization of approximately $50 million
•Stock-based compensation expense of approximately $24 million
•Integration-related costs of approximately $8-10 million
•Net interest expense of approximately $7 million
•An effective tax rate of 23-25%
•Capital expenditures of approximately $30-35 million
•The anticipated impact of COVID-19 on the Company's revenue opportunities

Webcast and Conference Call Information
HMS will report its preliminary third quarter 2020 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on Friday, November 6, 2020. The webcast will include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at 877-303–7208 (224-357–2389 for international participants), or on the HMS Investor Relations website at http://investor.hms.com/events-and-presentations. The webcast will be archived and available for replay at http://investor.hms.com/events-and-presentations. This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/press-releases.
About HMS
HMS advances healthcare by helping organizations reduce costs and improve health outcomes. Through our industry-leading technology, analytics and engagement solutions, we save billions of dollars annually while helping consumers lead healthier lives. HMS provides a broad range of payment accuracy and population health management solutions that help move healthcare forward. Visit us at www.hms.com and follow us on Twitter at @HMSHealthcare.
Trademarks
HMS and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates. Other names may be trademarks of their respective owners.

Non-GAAP Financial Measures
The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.
The Company believes that the non-GAAP financial measures presented in this press release are relevant and provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because the measures allow them to understand and compare the Company's actual and expected operating results during the prior, current and future periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.
Safe Harbor Statement
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Form 10-Q is filed. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements relate to our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as “aims,” “anticipates,” "assumes," “believes,” “estimates,” “expects,” “forecasts,” “future,” “intends,” “likely,” “may,” “outlook,” “plans,” “potential,” “projects,” “seeks,” “strategy,” “targets,” “trends,” “will,” “would,” “could,” “should,” and variations of such terms and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to, among other things, the possible effects of COVID-19; our future actions, business plans, objectives and prospects; and our future operating or financial performance and projections, including our full year guidance for 2020. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.
Factors that could cause or contribute to such differences, include, but are not limited to: the course of the COVID-19 pandemic and the responses to the pandemic, and their effects on our business and operations, including those of our customers and partners, and general economic, business and market conditions; our ability to execute our business plans and growth strategy; our ability to innovate, develop or implement new or enhanced solutions or services; the nature of acquisition, investment, strategic relationship and divestiture opportunities we are pursuing, and our ability to successfully execute on such opportunities; our ability to successfully integrate acquired businesses and operations and realize synergies; significant and increased competition related to our solutions and services; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks, including during a catastrophic or extraordinary event, such as COVID-19; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with data sources and suppliers; our reliance on subcontractors and other third party providers and parties to perform services; our ability to secure future contracts and favorable contract terms through the competitive bidding process; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting and retaining qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our credit facility; changes in tax laws, regulations or guidance and unexpected changes in our effective tax rate; unanticipated increases in the number or amount of claims for which we are self-insured; accounting changes or revisions; political, economic and foreign exchange conditions and other risks relating to our international operations; changes in the healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect healthcare spending or the practices and operations of healthcare organizations; our failure to comply with applicable laws and regulations governing individual privacy and information security, domestically and internationally, or to protect such information from theft and misuse; our ability to comply with current and future legal and regulatory requirements; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing of certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Robert Borchert	Lacey Hautzinger
SVP, Investor Relations	Sr. Director, External Communications
robert.borchert@hms.com	lacey.hautzinger@hms.com
469-284-2140	469-284-7240

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$165,236	$146,815	$479,302	$462,950
Cost of services:
Compensation	63,829	56,258	193,678	172,033
Direct project and other operating expenses	23,335	22,751	71,214	63,693
Information technology	15,160	14,207	45,188	39,627
Occupancy	3,965	4,144	12,517	12,275
Amortization of acquisition related software and intangible assets	5,506	4,158	16,575	12,490
Total cost of services	111,795	101,518	339,172	300,118
Selling, general and administrative expenses	26,241	28,232	88,861	85,514
Total operating expenses	138,036	129,750	428,033	385,632
Operating income	27,200	17,065	51,269	77,318
Interest expense	(1,926)	(2,677)	(6,135)	(8,379)
Interest income	8	1,210	266	3,291
Other (expense)/income	(1,127)	7,697	1,744	7,697
Income before income taxes	24,155	23,295	47,144	79,927
Income taxes	6,120	2,159	9,814	10,049
Net income	$18,035	$21,136	$37,330	$69,878

Basic income per common share:
Net income per common share -- basic	$0.20	$0.24	$0.42	$0.79
Diluted income per common share:
Net income per common share -- diluted	$0.20	$0.24	$0.42	$0.77
Weighted average shares:
Basic	88,531	86,324	88,397	88,190
Diluted	90,228	88,324	89,976	90,441

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$211,034	$139,268
Accounts receivable, net	234,418	223,443
Prepaid expenses and other current assets	19,430	30,925
Income tax receivable	1,032	3,210
Deferred financing costs, net	564	564
Total current assets	466,478	397,410
Property and equipment, net	82,829	86,947
Goodwill	594,561	599,351
Intangible assets, net	120,755	131,849
Operating lease right-of-use assets	14,725	17,493
Deferred financing costs, net	686	1,109
Other assets	17,065	10,117
Total assets	$1,297,099	$1,244,276

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	$93,956	$97,747
Liability for appeals	5,179	3,570
Total current liabilities	99,135	101,317
Long-term liabilities:
Revolving credit facility	240,000	240,000
Operating lease liabilities	11,976	14,881
Net deferred tax liabilities	25,075	25,587
Other liabilities	8,974	7,626
Total long-term liabilities	286,025	288,094
Total liabilities	385,160	389,411
Commitments and contingencies
Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized;102,207,020 shares issued and 88,542,342 shares outstanding at September 30, 2020; 101,766,468 shares issued and 88,103,566 shares outstanding at December 31, 2019	1,022	1,018
Capital in excess of par value	499,704	479,964
Retained earnings	546,789	509,459
Treasury stock, at cost: 13,663,194 shares at September 30, 2020 and December 31, 2019	(135,576)	(135,576)
Total shareholders' equity	911,939	854,865
Total liabilities and shareholders' equity	$1,297,099	$1,244,276

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
Operating activities:
Net income	$37,330	$69,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and software	24,121	24,719
Amortization of intangible assets	11,094	7,009
Amortization of deferred financing costs	423	423
Gain on sale of cost basis investment	—	(7,697)
Stock-based compensation expense	21,083	18,715
Deferred income taxes	(512)	6,327
Noncash lease expense	2,768	2,955
Release of estimated liability for appeals, net	—	(10,478)
Changes in operating assets and liabilities:
Accounts receivable	(8,678)	508
Prepaid expenses and other current assets	11,495	72
Other assets	(6,948)	(1,746)
Income taxes receivable	2,178	9,926
Accounts payable, accrued expenses and other liabilities	(91)	(3,976)
Operating lease liabilities	(2,905)	(3,927)
Liability for appeals	1,609	211
Net cash provided by operating activities	92,967	112,919
Investing activities:
Acquisition of a business, net of cash acquired	1,529	(36,554)
Proceeds from sale of cost basis investment	—	9,776
Purchases of property and equipment	(8,396)	(5,840)
Investment in capitalized software	(12,766)	(10,763)
Net cash used in investing activities	(19,633)	(43,381)
Financing activities:
Proceeds from exercise of stock options	2,145	39,175
Payments of tax withholdings on behalf of employees for net-share settlements	(3,484)	(6,970)
Payments on capital lease obligations	(229)	(93)
Net cash (used in)/provided by financing activities	(1,568)	32,112
Net increase in cash and cash equivalents	71,766	101,650
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	139,268	178,946
Cash and cash equivalents at end of period	$211,034	$280,596

Supplemental disclosure of cash flow information:
Cash paid for income taxes/(refunds received), net of refunds	$7,035	$(5,303)
Cash paid for interest	$3,422	$8,118

Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$1,159	$2,291

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended
(in thousands, except percentages)	September 30, 2020	September 30, 2019
Net income	$18,035	$21,136

Net interest expense	1,918	1,467
Income taxes	6,120	2,159
Depreciation and amortization of property and equipment and intangible assets	11,466	11,062
Earnings before interest, taxes, depreciation and amortization (EBITDA)	37,539	35,824
Stock-based compensation expense	3,133	2,934
Transaction and integration costs	3,106	1,744
Adjusted EBITDA	$43,778	$40,502
% of Revenue	26.5%	27.6%
Adjusted EBITDA, excluding 3Q 2019 Gain on Investment	$43,778	$32,802
% of Revenue	26.5%	22.3%

	Nine Months Ended
(in thousands, except percentages)	September 30, 2020	September 30, 2019
Net income	$37,330	$69,878

Net interest expense	5,869	5,088
Income taxes	9,814	10,049
Depreciation and amortization of property and equipment and intangible assets	35,215	31,728
Earnings before interest, taxes, depreciation and amortization (EBITDA)	88,228	116,743
Stock-based compensation expense	21,083	18,715
Transaction and integration costs	9,346	1,851
Adjusted EBITDA	$118,657	$137,309
% of Revenue	24.8%	29.7%
Adjusted EBITDA, excluding 2Q 2019 Reserve Release and 3Q 2019 Gain on Investment	$118,657	$121,409
% of Revenue	24.8%	26.8%

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EPS (Diluted) and Adjusted EPS (Diluted)

	Three Months Ended
(in thousands, except per share amounts)	September 30, 2020	September 30, 2019
Net income	$18,035	$21,136

Stock-based compensation expense	3,133	2,934
Transaction and integration costs	3,106	1,744
Amortization of acquisition related software and intangible assets	5,506	4,158
Income tax related to adjustments¹	(2,960)	(2,412)

Adjusted net income	$26,820	$27,560

Weighted average common shares, diluted	90,228	88,324

Diluted EPS²	$0.20	$0.24
Diluted adjusted EPS²	$0.30	$0.31

3Q 2019 Gain on Investment³	$—	$0.06
Diluted adjusted EPS excluding 3Q 2019 Gain on Investment	$0.30	$0.25

	Nine Months Ended
(in thousands, except per share amounts)	September 30, 2020	September 30, 2019
Net income	$37,330	$69,878

Stock-based compensation expense	21,083	18,715
Transaction and integration costs	9,346	1,851
Amortization of acquisition related software and intangible assets	16,575	12,490
Income tax related to adjustments¹	(11,845)	(9,024)

Adjusted net income	$72,489	$93,910

Weighted average common shares, diluted	89,976	90,441

Diluted EPS²	$0.42	$0.77
Diluted adjusted EPS²	$0.81	$1.04

Discrete tax benefits	$—	$0.07
2Q 2019 Reserve Release benefit³	$—	$0.07
3Q 2019 Gain on Investment³	$—	$0.06
Diluted adjusted EPS excluding 2Q 2019 Reserve Release, 3Q 2019 Gain on Investment, and discrete tax benefits	$0.81	$0.84

(1) Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the adjusted annual effective tax rate at period end.

(2) Diluted GAAP EPS and Diluted Adjusted EPS included (i) discrete tax benefits of $0.07 per diluted share primarily related to the exercise of employee stock options and $0.07 per diluted share related to the 2Q 2019 Reserve Release benefit for the nine months ended September 30, 2019 and (ii) a $0.06 per diluted share benefit related to the 3Q 2019 Gain on Investment benefit for the three and nine months ended September 30, 2019.

(3) The 2Q 2019 Reserve Release benefit of $0.07 per diluted share for the nine months ended September 30, 2019 is net of income tax of approximately $0.03 per diluted share. The 3Q 2019 Gain on Investment benefit of $0.06 per diluted share for the three and nine months ended September 30, 2019 is net of income tax of approximately $0.02 per diluted share.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Trailing twelve months)

	Trailing Twelve Months Ended
(in thousands)	September 30, 2020	September 30, 2019
Net income	$54,676	$103,269

Net interest expense	7,646	7,348
Income taxes	16,903	2,247
Depreciation and amortization of property and equipment and intangible assets	46,471	46,104
Earnings before interest, taxes, depreciation and amortization (EBITDA)	125,696	158,968
Stock-based compensation expense	24,269	22,577
Transaction and integration costs	10,984	1,851
Adjusted EBITDA	$160,949	$183,396

Reconciliation of Total Debt to Net Leverage Ratio

(in thousands, except ratios)	September 30, 2020	September 30, 2019
Total Debt (revolving credit facility)⁴	$240,000	$240,000
Cash and cash equivalents	(211,034)	(280,596)
Total net debt	$28,966	$(40,596)

Net income⁵	$54,676	$103,269
Adjusted EBITDA⁶	$160,949	$183,396
Net leverage ratio⁷	0.18	(0.22)

(4) Total Debt consists of the outstanding principal under our senior secured revolving credit facility
(5) Trailing twelve months Net income
(6) Trailing twelve months Adjusted EBITDA
(7) The Company's net leverage ratio is calculated by dividing total net debt by trailing twelve months' Adjusted EBITDA

HMS HOLDINGS CORP. AND SUBSIDIARIES
(unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
(In thousands)	September 30, 2020	September 30, 2019
Net cash provided by operating activities	$27,206	$34,793
Purchases of property and equipment	(5,253)	(4,895)
Investment in capitalized software	(4,407)	(3,298)

Non-GAAP free cash flow	$17,546	$26,600

The Company believes the non-GAAP free cash flow financial measures presented in this press release provide useful information regarding how much cash flow is available, after purchases of property and equipment and investment in capitalized software, to be used for working capital needs or for other opportunities. It should not be inferred that the entire non-GAAP free cash flow amount is available for discretionary expenditures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Reconciliation of Financial Guidance for Full Year 2020 Net Income to Projected 2020 EBITDA and Adjusted EBITDA

	Twelve Months Ended December 31, 2020
	Estimated Range
(in millions)	Low	High
Net Income	$66	$74

Net interest expense	$7	$7
Income taxes	20	24
Depreciation and amortization of property and equipment and intangible assets	50	50
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$143	$155
Stock-based compensation expense	24	24
Transaction and Integration costs	10	8
Adjusted EBITDA	$177	$187